CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$150,000,000	$20,460

PROSPECTUS Dated December 5, 2012	Pricing Supplement Number: 5984 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated January 3, 2013	Dated March 14, 2013 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	March 14, 2013
Settlement Date (Original Issue Date):	March 19, 2013
Maturity Date:	March 19, 2015
Principal Amount:	US $150,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.150%
All-in Price:	99.850%
Net Proceeds to Issuer:	US $149,775,000
Floating Rate Index:	Federal Funds Effective Rate
Floating Rate Spread:	Plus 0.52%
Interest Payment Frequency:	Quarterly
Interest Reset Dates:	Each Business Day
Interest Determination Dates:	First Business Day preceding each related Interest Reset Date
Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date
Interest Payment Dates:	Quarterly on each March 19, June 19, September 19 and December 19, beginning June 19, 2013 and ending on the Maturity Date
Method of Settlement:	Depository Trust Company
Day Count Convention:	Actual/360, Following Adjusted
Business Day Convention:	New York

Filed Pursuant to Rule 424(b)(2)
Dated March 14, 2013
Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G6V1
ISIN:	US36962G6V12

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Deutsche Bank Securities Inc.	$150,000,000
Total	$150,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 424(b)(2)
Dated March 14, 2013
Registration Statement No. 333-178262

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.